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                                                                    Exhibit 99.1

September 22, 2004



Dear Shareholders:

It is with great excitement and hope that we report the following Sales and Marketing highlights of 2004 to date:

    - Gained distribution with the following major new accounts: Wal-Mart, Long's Drugstores, Brooks, AmerisourceBergen, Cardinal Health, McKesson, Raley's Supermarkets, and Giant Eagle Supermarkets which brings total retail distribution from approximately 14,500 locations to an estimated 20,000 locations.

    - Increased our database of 300 physicians in southwest Florida to over 1,200 physicians and other healthcare professionals nationwide who actively support and recommend SinoFresh(TM) to patients.

In the scientific arena these significant advances were made:

    - We entered into a collaborative effort with the Lovelace Respiratory Research Institute.

    - We announced the preliminary results showing that SinoFresh(TM) Nasal & Sinus Care was found to have strong antiviral characteristics.

In addition, we are currently working on a couple of fronts that will make 2004 a record year. These include:

    -   Development of a national television campaign for cable television.

    - Negotiation with a well-known celebrity to be a national spokesperson for our Nasal and Sinus products.

We recently updated our SinoFresh website to further educate our shareholders and consumers. If you would like to receive updated information via email, please contact Investor Relations at 941-681-3100 x499.

If you are a Preferred A, Preferred B, or Preferred C shareholder of SinoFresh HealthCare, Inc. and wish to convert your shares into Common shares, please contact Craig Leibell at American Stock Transfer & Trust Company at 718-921-8381.

We sincerely welcome and appreciate the support and confidence of all those who have helped to make SinoFresh a reality. Here's to the future of changing lives for the better all around the world!

Yours in Good Health,


Charles A. Fust
Inventor, Chairman & CEO


    Except for the historical information contained herein, this letter contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including risks summarized in the Company's Annual Report on Form 10-KSB for its fiscal year ended
    December 31, 2003 (file No. 0-49764). The Company's actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.